[Translated from Japanese]	Exhibit 10.82

Basic Agreement on Unsterilized Intraocular Lenses Sales Transactions

This agreement is made between CANON STAAR Co., Inc. (hereinafter referred to as "Buyer") as the buyer and NIDEK Co., Ltd. (hereinafter referred to as "Seller") as the seller, concerning the sales transactions to be made between Buyer and Seller regarding the Products as defined in Article 3 of this Agreement.

WHEREBY IT IS AGREED as follows:

CHAPTER 1:  Agreement and Contract

Article 1 (Objective)

The objective of this Agreement is to establish basic conditions under which Seller sells the Products to Buyer and Buyer purchases the same.

Article 2 (Basic Agreement and Individual Sales Contract)

This Agreement stipulates the basic conditions and provisions for the sales transactions to be made between Buyer and Seller regarding the Products, which shall be applied to individual agreements (hereinafter called "Individual Sales Contract") covering specific sales transactions to be discussed between and agreed upon by Buyer and Seller. However, the foregoing shall not prevent Buyer and Seller from making exceptions to or suspending the application of any provision of this Agreement or specifying conditions or provisions other than those stipulated in this Agreement with a written consent between the two parties.

Article 3 (Definition of Products)

1.  In this Agreement, the Products mean the unsterilized intraocular lenses sold under the commercial name of "Hydrophobic Soft Acrylate IOL (Unsterilized)", which have been developed and manufactured by Seller, with the specifications being as set forth in a specification sheet to be exchanged separately between Buyer and Seller

2.  Buyer shall use the Products to manufacture a Preset IOL system (to be sold under Buyer's commercial name: Acryload System) by integrating and mounting the Products into Buyer's injectors, for the purpose of selling the said Preset IOL system only in Japan and People's Republic of China (including Hong Kong and Macao), provided that the Products should be approved in Japan and People's Republic of China (including Hong Kong and Macao) as a medical device according to the regulation as stipulated in the Pharmaceutical Affairs Law, with the necessary application procedures for such an approval being undertaken by Buyer.

3.  In the event that Buyer desires to sell the Preset IOL system as specified in the preceding Clause in countries or regions other than Japan and People's Republic of China (including Hong Kong and Macao), Buyer shall inform Seller accordingly. In such an event, Buyer and Seller shall decide upon the appropriateness of such a sale after due consultation between Buyer and Seller. Neither Seller or Buyer shall have an obligation under this agreement to consent to such a request for geographical expansion of the territory submitted by Buyer. Moreover, in the event that Buyer is allowed to sell the Preset IOL system as specified in the preceding Clause in countries or regions other than Japan and People's Republic of China (including Hong Kong and Macao) as a result of such consultation, Buyer shall obtain governmental permissions required to sell the Products in such countries or regions at Buyer's own expense. Further, in the event that it becomes necessary for Buyer to obtain assistance or cooperation of Seller in obtaining the required governmental permissions, Seller shall provide the assistance or cooperation as required, provided that any and all expenses incidental to such assistance or cooperation shall be borne by Buyer.
4.  In the event that, in accordance with the preceding Clause, Buyer is allowed to sell the Preset IOL system as specified in the Clause 2 in countries or regions other than Japan and People's Republic of China (including Hong Kong and Macao), the relevant provisions of this Agreement Shall apply mutatis mutandis to such Preset IOL system.

Article 4 (Contents of Individual Sales Contract)

1. An Individual Sales Contract shall establish details for the individual transaction intended, including the order date, name of the Products, quantity, delivery date, etc.

2.  Notwithstanding the provision of the preceding Clause, a part of the contents of the Individual Sales Contract may be separately established beforehand as discussed and agreed upon between Buyer and Seller.

Article 5 (Purchasing Plans)

Buyer and Seller hereby agree to discuss and establish a monthly purchasing plan (for quantity, amount of money, etc.) for the Products three (3) months in advance, and also to separately discuss and establish at least an annual purchasing plan which Buyer will try its best to accomplish. However, Buyer shall not be obligated to fulfill the said annual purchasing plan unless there is a particular agreement between Buyer and Seller to that effect.

Article 6 (Conclusion of the Individual Sales Contracts)

 1. An Individual Sales Contract shall become effective when a purchasing order document describing details for the individual transaction as stated in the preceding Article is issued by Buyer and accepted by Seller.

2. In the event that no response is given by Seller to Buyer as to whether the said purchasing order is accepted or not within seven (7) days of the issuance of the order document, the Buyer's purchasing order shall be deemed to have been accepted by Seller at the expiry of the said period.

Article 7 (Amendment to the Individual Sales Contract)

1.  If an amendment to an Individual Sales Contract becomes necessary, such an amendment shall be made upon consultation between Buyer and Seller. To effect the required changes, either the existing documents for order placement and acceptance shall be revised, or alternatively, new documents shall be raised for the same purposes.

2. Should there be any damage incurred as a consequence of the amendment specified in the preceding Clause, the cost of such damage shall be borne as set forth below:

(i) If Seller should suffer the damage for reasons attributable to Buyer, the cost of such damage shall be borne by Buyer and Seller is entitled to ask for compensation.

(ii) If Buyer should suffer the damage for reasons attributable to Seller, the cost of such damage shall be borne by Seller and Buyer is entitled to ask for compensation.

(iii) In case the damage should be attributable to both Seller and Buyer, or to neither party, the two parties shall discuss and determine the disposition of the damage incurred.

Article 8 (Determination of Price)

1.  The price for the Products to be applied commonly in Individual Sales Contracts shall be in accordance with a price list issued separately by Seller to Buyer, the relevant price having been determined upon consultation between Buyer and Seller and prior to the first order placement for the Products in question.

2.  In the event that Seller becomes desirous of amending the price as specified in the preceding Clause, Seller shall promptly propose or issue an amended price list to Buyer and obtain Buyer's consent.

3.  The price for the Products shall, unless otherwise stipulated in the relevant Individual Sales Contract, include costs of packaging, transportation, insurance and other ancillary expenses incurred up to the delivery location as specified by Buyer in the Individual Sales Contract.

CHAPTER 2:  Delivery Date

Article 9 (Delivery Date and Delivery Location)

1.              Seller shall make delivery of the Products, unless there is a special agreement otherwise, to a specific place of business owned or controlled by Buyer and as agreed upon beforehand between Buyer and Seller. However, should the delivery be delayed and/or prevented owing to force majeure such as a natural disaster, or for any other circumstances beyond Seller's reasonable control, Seller shall not be held responsible for such an event.

2. Seller will strictly observe the delivery date as specified in the relevant Individual Sales Contract.

3. Unless so instructed or agreed upon by Buyer, Seller shall not make incomplete, split or combined deliveries.

Article 10 (Amendment on Delivery Date)

In the event that Seller has recognized a possibility of missing the delivery date specified for the Products, Seller shall immediately notify Buyer for reporting the fact and seeking the latter's instructions.

CHAPTER 3: Product Delivery

Article 11 (Receipt, Inspection and Delivery)

1.  Each time the Products are delivered by Seller, Buyer shall receive the Products, issue Seller a document to confirm the receipt of the delivered goods, and promptly conduct receiving inspection in accordance with the procedures established beforehand by Buyer and agreed upon by Seller.

2.  When the Products are found to satisfy the inspection as specified in the preceding Clause, the delivery of the Products is deemed complete at this point and Buyer shall issue to Seller a document certifying that the Products conform to the acceptance criteria.

3.  Seller shall provide all Products to be delivered with an attached certificate clearly stating that the Products are manufactured in accordance with agreed standards and meet the agreed specifications.

4. When the Products failed to satisfy the inspection as specified in Clause 1, Buyer shall issue to Seller a document stating that the Products have failed to conform to the acceptance criteria.

5.  In the event that there is a prior agreement not to subject the Products to the inspection at the time of receiving, the delivery of the Products is deemed complete at the time when Seller delivered the Products to the specified delivery location.

Article 12 (Delivery of Supplementary or Replacement Supplies)

 1. For the Products that have been rejected or found to be in deficiency in quantity as a result of the inspection as stipulated in the preceding Article, Seller shall, in accordance with Buyer's instructions, promptly arrange to deliver supplementary or replacement supplies to make up for the shortage or failed quantities or otherwise to readjust or remake the non-conforming Products.

2.              For the delivery of the Products under the provisions of the preceding Clause, the relevant procedures as stipulated in the preceding Article shall apply correspondingly.

Article 13 (Disposition of Non-conforming Products or Overage)

1.  For the Products that have been rejected or found to be in excess in quantity as a result of the inspection as stipulated in Article 11, Seller shall arrange to take such Products back by the time limit as specified by Buyer, except that Buyer may elect to accept such Products in special concession or to purchase the excess quantity.

2.  In the event that Seller fails to take back the rejected or excess quantities by the time limit as specified in the preceding Clause, Buyer may arrange to return such quantities to Seller or to discard such quantities with Seller's consent, all at Seller's expense. In the above instances, Buyer is entitled to charge Seller for the cost of storage for the period after the said time limit.

3.  In the event that a portion or all of the rejected or excess quantities is lost, impaired, or deteriorated during the custody of Buyer, the associated damage shall be borne by Seller, provided that the damage has not been caused by reasons attributable to Buyer by the time limit as defined in Clause 1.

Article 14 (Concessionary Acceptance or Purchase of Excess Delivery)

1.  For the goods that have been rejected as a result of the inspection as stipulated in Article 11, if the rejection is caused by a minor defect and the goods could be used with Buyer's ingenuity, Buyer may elect to accept such goods at a discount from the contractual price.

2. Buyer is entitled to purchase at its discretion the goods that have been found to be in excess in quantity as a result of the inspection as stipulated in Article 11.

3. Prices to be applied to the goods in the preceding two Clauses shall be established by Buyer in consultation with Seller.

Article 15 (Transfer of the Products Title)

The title and right to the Products shall transfer from Seller to Buyer when either one of the following events takes place:

(i) A delivery is completed in accordance with Clause 2 or Clause 4 of Article 11.

(ii) A concessionary acceptance is made as per Clause 1 of the preceding Article.

(iii) An excess quantity is purchased as per Clause 2 of the preceding Article.

Article 16 (Risk of Loss)

Seller shall bear the risk of any loss, deterioration or damage caused to a portion or all of the Products due to reasons beyond Buyer's reasonable control, from the time the Products are delivered until the title and right to the Products transfer from Seller to Buyer.

CHAPTER 4: Payments

Article 17 (Payment Terms)

Buyer shall, unless otherwise agreed between Buyer and Seller, pay for the Products that Buyer purchased from Seller together with associated costs such as Consumption Tax, in accordance with the cutoff date and the due date as set forth below. When the due date falls on a bank holiday, payment shall be made by the business day immediately preceding the bank holiday:

Cutoff date: Twenty-fifth (25th) day of every month

Due date: Twentieth (20th) day of the month following the delivery month Payment method: Bank Transfer

CHAPTER 5: Quality

Article 18 (Quality Assurance Obligations)

1.  Should Buyer discover a defect in the Products within one year of the transfer of title and right to the said Products from Seller to Buyer, Buyer has the right to notify the fact to Seller in writing, and ask for a replacement supply, repair of the defect, or refund on the product cost. Notwithstanding the foregoing, Seller is equally liable for damage even after the passage of the aforementioned period if the defect in question has been caused for reasons clearly attributable to Seller.

2.  Seller shall retain records concerning the manufacture and quality of the Products. Further, Seller shall retain all the records that could be demanded by the Ministry of Health, Labor and Welfare or relevant authorities regulating the marketing area (hereinafter referred to as "authorities concerned") with respect to the Products for the period of at least six (6) years, and shall provide Buyer with such records as well as other relevant information as and when required.

3.  Seller shall guarantee that the Products are (a) satisfying the agreed specifications in all aspect, (b) maintained at a quality level in accordance with the regulations by the authorities concerned, and are free from false marking.

4.  In the event that Seller has decided it is necessary to recall the Products, or a recall of the Products is ordered by the authorities concerned, Seller shall bear all the expenses related to the recall including, but not limited to, expenses and liability incurred on a third party, expenses for notifying Buyer, and the transportation expenses incurred upon recalling the Products from Buyer. However, in the event that the necessity of a recall has arisen from Buyer's advertisement, promotion or marking, Buyer's neglect or willful wrongdoing, or Buyer's breach or default of this Agreement, Buyer shall undertake to bear all expenses related to such a recall, and to promptly reimburse Seller for any expenses incurred to Seller with respect to the recall. It is hereby agreed that, in the event of a recall, both parties shall thoroughly cooperate each other in handling such a recall.

Article 19 (Product Liability)

 1. Seller shall exert sufficient effort to ensure the safety of the Products in the design, manufacture, and processing on the Products so that no damage should be incurred on the life, body or property of a third party person due to a defect in the Products.

 2. Should Buyer be required to compensate a third party person for damage incurred on the life, body or property of such a person, or to take measures to prevent the occurrence of potential damage for any reasons attributable to the Products, Seller shall pay Buyer for the damages that Buyer paid as well as for the cost of said measures, except that Seller shall not be required to pay for any damages or other costs incurred for reasons attributable to Buyer.

3. Buyer or Seller, in the event that either one of the two parties has come to the knowledge of existence or a possibility of a defect (not limited to the defect as defined in Article 2, Clause 2 of The Product Liability Law; this interpretation being equally applicable hereafter), or has received a notice from a third party person reminding of a defect in the Products, shall immediately notify the respective counterpart, and Seller, in accordance with Buyer's request, shall take measures as set forth below:

(i)	Investigation on the causes for the defect in the Products

(ii)
Elimination of the defect and the causes for the defect by taking necessary steps such as implementing design modification or modifying the manufacturing method for the Products, repair or replacement of the Products, and others as required.

4. Seller shall retain relevant records and references concerning the investigation as specified in Clause lof the preceding Article during the period while the Products are being supplied and until such time as separately specified by Buyer after that.

CHAFFER 6:  Environmental Assurance

Article 20 (Environmental Assurance)

 1. Buyer and Seller shall, throughout their respective business activities, strenuously promote the activities in regard to environmental management through means such as reduction of waste materials, energy conservation, resource saving, recycling, or elimination of toxic substances, and the like.

2.  Seller shall always pay attention to matters of environmental management and comply with relevant laws and regulations, directives and orders issued by relevant government authorities and shall accomplish the Green Procurement Standard to be separately proposed by Buyer and agreed upon by Seller.

3. Seller shall cooperate with Buyer in the latter's audit concerning environmental management.

4.  Should Seller encounter a case of environmentally related accident or hazard, Seller shall promptly take appropriate steps and at the same time notify Buyer, and exert its best effort to prevent the recurrence of such incidents.

CHAPTER 7:  General Provisions

Article 21 (Intellectual Property Rights)

1.  For the Products or in the manufacture (including the manufacturing process; this interpretation being equally applicable hereafter), use, or sale, etc. of the Products, Seller shall pay sufficient attention not to infringe upon or illegally use intellectual property such as industrial property rights (including the applications therefor), copy rights, rights to integrated circuit layout designs, and other proprietary information (the foregoing hereinafter being collectively referred to as the Intellectual Property) as established or owned by a third party in Japan and/or other countries or regions. Should an issue related to the Intellectual Property arise or be in danger of occurring, Seller shall immediately notify the fact to Buyer in writing.

Should any issue related to the Intellectual Property arise between a third party and Buyer, Buyer's affiliates, dealers of Buyer's products including sales agents as well as customers for a reason ascribable to the manufacture, use, or sale, etc. of the Products, Buyer and Seller shall discuss and cope with the issue to defend and/or settle the same.

2.  For the use, utilization, sale, etc. of the Products (including essential combinations and combined parts when the Products are used, utilized, mounted, integrated, and combined into Buyer's products, systems, etc.) by Buyer and a third party person designated by Buyer, Seller shall not claim or assert its right to anything whatsoever against Buyer and the said third party person, based on the intellectual property rights, property rights including proprietary rights, and all other rights owned by Seller.

Article 22 (Confidentiality)

1. In the event that Buyer and Seller should disclose to the respective counterpart any business related information (excluding technical information, hereinafter referred to as "Trade Secrets") for which confidentiality is required on the part of the receiving party, the following methods shall be used:

(i)
Disclosure of Trade Secrets by means of media such as hard copy, floppy disk, etc.: The date of disclosure shall be clearly marked on the medium, together with a marking "Confidential" or an equivalent.

(ii)
Disclosure of Trade Secrets by means of facsimile, electronic mail, or the like:
The date of disclosure shall be clearly indicated within the Trade Secrets being transmitted, together with an indication of "Confidential" or an equivalent.

(iii)
Disclosure of Trade Secrets by verbal communication:
The confidentiality requirement shall be stated at the time of the first disclosure, and within one (1) month thereafter, the Trade Secrets to be kept confidential shall be documented and transmitted to the receiving party, wherein the date of the verbal disclosure is clearly indicated together with an indication of "Confidential" or an equivalent.

 2. Buyer and Seller shall hold confidential and shall not disclose, divulge or otherwise provide to any third party any of Trade Secrets that have been disclosed or furnished by the respective counterpart in accordance with the preceding Clause for three (3) years from the date of disclosure, and at the same time, use such Trade Secrets solely for performing this Agreement and the Individual Sales Contract in regard to said Trade Secrets while refraining from using or utilizing the same for any other purposes. However, the following types of information shall be exempted from the confidentiality obligations in the foregoing:

(i)	Publicly known information, or information which has become public knowledge after disclosure or offering by one party, for no fault on the part of the receiving party.

(ii)	Information for which a prior consent has been obtained from the other party for disclosure or offering to a third party.

(iii)	Information for which the receiving party is able to prove that it had already been in the possession of the receiving party at the time of disclosure or offering.

(iv)	Information that has been disclosed or provided by a third party having a legitimate right to said information.

(v)	Information to be disclosed under a statutory requirement or as mandated by the relevant government authorities and/or other pubic offices.

 3. Unless otherwise stipulated in this Agreement, should either Buyer or Seller desire disclosure of confidential information of technical nature to be provided by the other party in connection with this Agreement or the Individual Sales Contract, Buyer and Seller shall conclude a separate agreement covering the handling and other matters pertaining to said confidential information prior to the disclosure of the confidential information by the providing party.

Article 23 (Entrustment)

1. Seller may, upon Buyer's prior consent in writing, entrust a third party person with the execution of a part or all of the performance of this Agreement or the Individual Sales Contract. In the foregoing event, Seller shall lay the said third party person under an obligation to fulfill the identical duties imposed on Seller under this Agreement or the Individual Sales Contract.

2. In the case of the preceding Clause, Seller shall not be exempt from the obligation to fulfill Seller's duties under this Agreement or the Individual Sales Contract.

Article 24 (Assignment of Rights and Obligations)

Neither Buyer nor Seller shall have the right to assign or establish the right of pledge on a part or all of any rights or obligations arising from this Agreement or the Individual Sales Contract without the prior written consent of the other party.

Article 25 (Security Trade Control)

1. In performing this Agreement or the Individual Sales Contract, Buyer and Seller shall comply with the provisions in Article 25 and Article 48 of the "Foreign Exchange and Foreign Trade Control Law" as well as related governmental and ministerial orders (hereinafter collectively referred to as "Export Control Regulations").

2. Seller shall make judgments (hereinafter referred to as "Relevance Judgment") as to whether the Products or the technology (hereinafter referred to as "Related Technology") provided by Seller to Buyer in connection with the Products fall under the category of regulated goods or technology as designated in the relevant Export Control Regulations. In the event that the Products or the Related Technology should be found to fall under the regulated goods or technology according to the relevant Export Control Regulations, Seller shall notify Buyer of the fact in writing prior to the delivery or offering of the Products or the Related Technology to Buyer. Further, in the event that the status of the Products or the Related Technology in the Relevance Judgment has been revised as a result of design or specification changes in the Products, any revisions of the relevant Export Control Regulations, or reassessment of the Relevance Judgment, Seller shall immediately notify Buyer of the fact in writing. However, the foregoing provisions shall not apply in so far as the Products or the Related Technology are based on specifications given by Buyer.

3. Should Buyer request from Seller reports or reference materials concerning details of the Relevance Judgment on the Products or the Related Technology, Seller shall promptly comply and provide Buyer with the required information in writing.

CHAPTER 8: Notification

Article 26 (Duty of Notification)

1. Upon conclusion of this Agreement, Seller shall provide Buyer with a manuscript as specified by the latter.

2.  In the event that any changes are made in the items entered in the manuscript submitted to Buyer in accordance with the preceding Clause, Seller shall immediately notify Buyer of the fact in writing.

3. Should any one of the following events occur, either Buyer or Seller shall promptly notify the respective counterpart of the fact:

(i)	Occurrence of a condition corresponding to any one of the provisions in Clause 1 and Clause 2 of Article 27, or Clause 4 of Article 28;

(ii)	When a business operation related to the sales transactions in this Agreement has been ceded or acquired;

(iii)	When a change has been made in the official address, representative officer, corporate name, or any other significant matters related to the sales transactions in this Agreement.

CHAPTER 9: Termination

Article 27 (Forfeiture of Benefit of Time)

1.              Should any one of the following events occur, either Buyer or Seller shall lose the benefit of time on all liability for debts against the respective counterpart:

(i)	When any of the promissory notes, acceptance payables or checks issued by the applicable party has been dishonored;

(ii)
When the applicable party has been subjected by a third party to any of provisional attachment, provisional disposition, compulsory execution, disposition for delinquency on taxes and public charges, auction as the exercise of security right, and the like impositions.

(iii)
When any petition for bankruptcy, liquidation, special liquidation, bankruptcy protection under the Civil Rehabilitation Law or relief under the Corporate Rehabilitation Law has been filed by the applicable party.

2.              Should any one of the following events occur, either Buyer or Seller, upon request from the other party, shall lose the benefit of time on all liability for debts against the other party:

(i)	When the applicable party in question has been subjected by the competent authorities to cancellation, stoppage, or the like imposition on its business operations.

(ii)
When the applicable party has made any resolution concerning assignment of all or a significant portion of its business operations, exchange of shares, transfer of shares, partition of corporation, reduction of capital, dissolution, or amalgamation, resulting in a situation wherein the relationship of mutual trust for sustaining a continued transaction between Buyer and Seller based on this Agreement has been harmed.

(iii)
When the financial condition of the applicable party has been impaired or there is a sufficient reason to believe that the financial condition of the applicable party is in danger of being seriously impaired.

(iv)
When the applicable party has effectively come under control of a third party with a potential risk of hampering the interest of the other party in regard to this Agreement or the Individual Sales Contract.

3. The request as described in the preceding Clause shall be given in writing and being addressed to the applicable party's place of domicile or to its registered address of the head office. Should the above document fail to reach the applicable party's representative officer for reasons such as disappearance of the same, the document shall be conclusively deemed to have been given and received on the date after the lapse of two (2) weeks from the date the document was dispatched.

Article 28 (Termination of the Agreement)

1.  Either Buyer or Seller shall have the right to terminate a portion or all of this Agreement or the Individual Sales Contract, without any reminder, if the respective counterpart has fallen in a condition corresponding to any one of the provisions in Clause 1 and Clause 2 of the preceding Article.

2.  In the event of defaults or breaches of obligations set forth in this Agreement or the Individual Sales Contract, the non-defaulting party may give the defaulting party a written notice of such default or breach, and if such defaulting party does not effect an adequate cure within reasonable time, the non-defaulting party shall have the right to terminate a portion or all of this Agreement or the Individual Sales Contract.

3.  The notice of intention to terminate this Agreement or the Individual Sales Contract as described in the preceding two Clauses shall be given in writing and being addressed to the applicable party's place of domicile or to its registered address of the head office. Should the above document fail to reach the applicable party's representative officer for reasons such as disappearance of the same, the document shall be conclusively deemed to have been given and received on the date after the lapse of two (2) weeks from the date the document was dispatched.

4. Buyer or Seller shall have the right to terminate a portion or all of this Agreement or the Individual Sales Contract upon due consultation with the other party, if the party has become unable to observe or perform any of its contractual obligations for unavoidable circumstances such as a disaster.

 5. In the event that the Basic Agreement on Injector Product Sales Transactions, which was entered into between Buyer and Seller as of x day/y month/2005 has been terminated for expiration or termination otherwise, Buyer or Seller shall have the right to terminate this Agreement within three (3) months of the date of such termination.

Article 29 (Post-termination Provisions)

1.  Seller shall, in the event of termination as set forth in the preceding Article, immediately return to Buyer, discard or erase drawings (including reproductions thereof) on loan to Seller, in accordance with Buyer's instructions.

2.  In the event of termination as set forth in the preceding Article, Buyer is entitled to purchase the Products retained by Seller in regard to the Individual Sales Contract, in preference to any third parties.

Article 30 (Compensation Claim)

Either Buyer or Seller shall have the right to make a claim for damages against the respective counterpart, if the applicable party has incurred damage due to either one of the following causes:

(i)	Defaults or breaches of obligations set forth in this Agreement or the Individual Sales Contract as committed by the respective counterpart;

(ii)	Termination of this Agreement or the Individual Sales Contract effected in accordance with the provisions in Article 28.

Article 31 (Remaining Duties)

The provisions set forth in Article 18 (Quality Assurance Obligations), Article 19 (Product Liability), Article 21 (Intellectual Property Rights), Article 22 (Confidentiality), Article 24 (Assignment of Rights and Obligations), Article 25 (Security Trade Control) shall survive the expiration, termination, or cancellation of this Agreement and shall remain in force thereafter.

CHAPTER 10: Consultation and Settlement

Article 32 (Consultation and Settlement)

Any questions on the interpretation of provisions or other matters that are not stipulated in this Agreement or the Individual Sales Contract shall be settled through consultations between Buyer and Seller.

Article 33 (Agreement Jurisdiction)

Any disputes arising from the execution of this Agreement or the Individual Sales Contract shall be submitted to arbitration in accordance with the rules of Tokyo District Court as the exclusive agreement jurisdictional court.

CHAPTER 11: Term

Article 34 (Term)

1.  The term of this Agreement shall be three (3) years from , provided that the term shall be extended for another one (1) year under the identical conditions unless otherwise notified in writing by either Buyer or Seller at least two months prior to the expiry of this Agreement, which procedure shall be used in the future extensions thereafter.

2.  For the Individual Sales Contract that may be in effect at the time of expiry or termination of this Agreement, the provisions of this Agreement shall remain applicable to said Individual Sales Contract.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate by causing their corporate seals to be affixed together with the signatures of their duly authorized representatives given as of the date written below:

[May 23, 2005]

Signed for and on behalf of Buyer:  CANON STAAR Co., Inc.

(Name) David Bailey
(Title) President and Representative Director Signed for and on behalf of Seller: NIDEK Co., Ltd.

(Name)
(Title)